Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Citizens Financial Services, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-136975 on Form S-8 and in Registration Statement No. 333-58756 on Form S-3D of Citizens Financial Services, Inc. of our report dated March 7, 2013, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders,  which is incorporated in this Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2012.

/s/ S.R. Snodgrass, A.C.
Wexford, PA
March 7, 2013